Execution Version
 Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

TALENT TEAMS LLC,

REKOR SYSTEMS, INC.,

AND

GLOBAL TECHNICAL SERVICES, INC.

Exhibits

Exhibit A	Capitalization Table
Exhibit B	Form of Promissory Note
Exhibit C	Sources and Uses of Funds and Wiring Instructions
Exhibit D	Form of Stock Power for Global Technical Services, Inc.
Exhibit E	Form of Stock Pledge Agreement

STOCK PURCHASE AGREEMENT

Dated as of June 29, 2020

This Stock Purchase Agreement, (this “Agreement”) is entered into as of the date first set forth above (the “Closing Date”), by and among (i) Talent Teams LLC, a Texas limited liability company (“Buyer”), (ii) Rekor Systems, Inc., a Delaware corporation (“Seller”), and (iii) Global Technical Services, Inc., a Texas corporation, (“TeamGlobal”). Each of Buyer, Seller and TeamGlobal may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, Seller owns all of the outstanding shares of common stock, $0.10 par value per share of TeamGlobal (the “TeamGlobal Common Stock”);

WHEREAS, Buyer desires to acquire from Seller, Seller desires to sell and transfer to Buyer, certain shares of TeamGlobal Common Stock held by Seller, and TeamGlobal desires to purchase, and Seller desires to sell to TeamGlobal all of the remaining shares of TeamGlobal Common Stock, in exchange for the payment of certain cash and other consideration and delivery of a promissory note on the terms and subject to the conditions set forth herein (together with the other transactions contemplated herein, the “Transactions”);

WHEREAS, the Managers of Buyer (“Buyer Managers”) and the Board of Directors of Seller (“Seller Board”) have determined that the Transactions are desirable and in the best interests of Buyer and Seller; and

WHEREAS, this Agreement is being entered into for the purpose of setting forth the terms and conditions of the Transactions.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms.

 For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Agreement” has the meaning set forth in the introductory paragraph hereof.

(d) “Balance Sheet” has the meaning set forth in Section 3.08(a).

(e) “Basket” has the meaning set forth in Section 7.07(a).

(f) “Business Day” shall mean any day on which commercial banks are generally open for business in the State of Maryland.

(g) “Buyer” has the meaning set forth in the introductory paragraph hereof.

(h) “Buyer Indemnified Party” has the meaning set forth in Section 7.02.

(i) “Buyer Managers” has the meaning set forth in the recitals hereto.

(j) “Cap” has the meaning set forth in Section 7.07(c).

(k) “Capitalization Table” means the table illustrating the amount of each “equity security”, as that term is defined in the Exchange Act held by every shareholder of TeamGlobal, attached hereto as Exhibit A.

(l) “Cash Purchase Price” has the meaning set forth in Section 2.01(b).

(m) “Closing” has the meaning set forth in Section 2.02.

(n) “Closing Date” has the meaning set forth in the recitals hereto.

(o) “Code” means the Internal Revenue Code of 1986, as amended.

(p) “Competing Business” means any business within the United States, Canada, or on or through the World-Wide Web, which: (i) involves any products or services offered by TeamGlobal or described at https://www.teamglobal.com, as of the date immediately preceding the Closing Date; or (ii) is the same as, substantially similar in terms of product and service offering to, or competitive with a business described in the foregoing clauses (i) or (ii).

(q) “Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(r) “Customer” has the meaning set forth in Section 1.02(a)(ii).

(s) “Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of TeamGlobal or obligating TeamGlobal to issue or sell any Equity Securities.

(t) “Direct Claim” has the meaning set forth in Section 7.04(c).

(u) “Dispute” has the meaning set forth in Section 8.02(a).

(v) “Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(x) “Financial Statements” has the meaning set forth in Section 3.08(a).

(y) “Fundamental Representations” has the meaning set forth in Section 7.01(a).

(z) “GAAP” has the meaning set forth in Section 3.08(a).

(aa) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(bb) “Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(cc) “Income Tax” or “Income Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, franchise, or profits taxes, fees, assessments, or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), in each case together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

(dd) “Indebtedness” means, with respect to TeamGlobal, (i) all capital lease obligations of such party, (ii) all obligations of TeamGlobal for borrowed money (including lines of credit, term loans, mortgage loans, bonds, debentures, notes, deeds of trust, and member loans or with respect to deposits, overdrafts, or advances of any kind), (iii) all guarantees by such party of Indebtedness of other Persons, and (iv) all accrued but unpaid interest, redemption, termination, or prepayment premiums or penalties and any other fees and expenses relating to any of the obligations described in clauses (i), (ii), and (iii).

(ee) “Indemnified D&O Party” has the meaning set forth in Section 6.07(a).

(ff) “Indemnified Party” has the meaning set forth in Section 7.04.

(gg) “Indemnifying D&O Parties” has the meaning set forth in Section 6.07(b).

(hh) “Indemnifying Party” has the meaning set forth in Section 7.04.

(ii) “Knowledge of Seller” means the actual knowledge, after due inquiry, of Robert Berman, Eyal Hen and Riaz Latifullah.

(jj) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(kk) “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable, including, without limitation and regard to materiality, obligations to officers, directors, employees, and Affiliates.

(ll) “Liens” has the meaning set forth in Section 4.01.

(mm) “Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(nn) “Note” has the meaning set forth in Section 2.01(b).

(oo) “Parties” and “Party” have the meanings set forth in the introductory paragraph hereof.

(pp) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(qq) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(rr) “Purchase Price” has the meaning set forth in Section 2.01(b).

(ss) “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(tt) “Selected Courts” has the meaning set forth in Section 8.03.

(uu) “Seller” has the meaning set forth in the introductory paragraph hereof.

(vv) “Seller Board” has the meaning set forth in the recitals hereto.

(ww) “Seller Charter Documents” means the Certificate of Incorporation, bylaws and other corporate documents and agreements of Seller.

(xx) “Seller Disclosure Schedules” has the meaning set forth in the introductory paragraph to ARTICLE 3.

(yy) “Seller Indemnified Party” has the meanings set forth in Section 7.03.

(zz) “Stock Pledge Agreement” means a stock pledge agreement substantially in the form attached as Exhibit E pursuant to which Buyer will grant to Seller a first priority perfected security interest in the TeamGlobal Common Stock to fully secure the Note.

(aa) “Stock Power” has the meaning set forth in Section 2.03(a)(i).

(bb) “Taxes” means: all federal, state, and local sales, use, ad valorem, transfer, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, unclaimed property, escheat, windfall profits, customs, duties or other taxes of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto. The term “Taxes” also includes all Income Taxes.

(cc) “Tax Representation” has the meaning set forth in Section 7.01(a).

(dd) “Tax Return” or “Tax Returns” has the meaning set forth in Section 3.06(a).

(ee) “TeamGlobal” has the meaning set forth in the introductory paragraph hereof.

(ff) “TeamGlobal Charter Documents” has the meaning set forth in Section 3.01(b).

(gg) “TeamGlobal Common Stock” has the meaning set forth in the recitals hereto.

(hh) “Third-Party Claim” has the meaning set forth in Section 7.04(a).

(ii) “Transaction Documents” means this Agreement, the Note, the Stock Power, the Seller Disclosure Schedules and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(jj) “Transaction Expenses” means any unpaid amount of any and all fees and expenses, incurred by or on behalf of, or paid or to be paid directly by, TeamGlobal or any Person that TeamGlobal pays or reimburses or is otherwise legally obligated to pay or reimburse (and which Seller causes to be incurred) by or on behalf of TeamGlobal on or before the Closing Date, in connection with the negotiation, preparation or execution of this Agreement, the Transaction Documents or the performance or consummation of the Transactions.

(kk) “Transactions” has the meaning set forth in the recitals hereto.

Section 1.02 Interpretation.

 Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE 2

THE TRANSACTIONS

Section 2.01 The Purchase.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller, shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, seven and one-half percent (7.5%) all of the shares of TeamGlobal Common Stock held by Seller, as set forth on the Capitalization Table, for the payment set forth in Section 2.01(b)(i), and TeamGlobal shall purchase, free and clear of all Liens, all the remaining shares of TeamGlobal Common Stock for the payments set forth in Section 2.01(b)(ii) and Section 2.01(b)(iii).

(b) In exchange for the sale, assignment, transfer, redemption, and delivery of the TeamGlobal Common Stock, Buyer and TeamGlobal shall pay to Seller a total purchase price of $4,000,000 (the “Purchase Price”). The Purchase Price shall be paid by: (i) wire transfers from Buyer to Seller on the Closing Date of the total amount of $300,000; (ii) wire transfer from TeamGlobal to Seller on the Closing Date of the total amount of $2,000,000; and (iii) delivery by TeamGlobal to Seller of a duly executed promissory note in the initial principal amount of $1,700,000 dated the Closing Date in the form attached as Exhibit B (the “Note”). The payments described in clauses (i) and (ii) of the preceding sentence are hereafter referred to as the “Cash Purchase Price” and will be made pursuant to wire instructions set forth on Exhibit C.

(c) Seller shall be responsible for the payment of any and all Taxes that may be imposed on Seller pursuant to the Transactions, including, without limitation, as a result of the receipt of the Purchase Price.

Section 2.02 Closing.

 The closing of the Transactions (the “Closing”) shall take place on the Closing Date remotely via the electronic exchange of documents and signatures related to the Transactions. At the Closing, the Parties shall exchange the documents and make the payment contemplated by Section 2.03 and Section 2.01(b). For Tax and accounting purposes, the Parties will treat the Closing as being effective as of 11:59 p.m. Eastern Time on the Closing Date.

Section 2.03 Closing Deliverables.

(a)            At the Closing, Seller shall deliver to Buyer:

(i) a certificate of a duly authorized officer of Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer: (A) attaching and certifying copies of any resolutions of the Seller Board relating to this Agreement, the other Transaction Documents and the Transactions; (B) certifying the name, title and true signature of each officer of Seller executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby; (C) attaching and certifying copies of resolutions or written consents of the TeamGlobal Board of Directors and the Seller authorizing the Transactions and (D) attaching and certifying (i) a true, correct and complete copy of the TeamGlobal Charter Documents, certified by the Secretary of State of the State of Texas, and (ii) a certificate of good standing and legal existence of Seller and TeamGlobal issued by the Secretary of State of the State of Texas and dated as of a date no earlier than three Business Days prior to the Closing Date;

(ii) a stock power, substantially in the form attached hereto as Exhibit D (“Stock Power”) duly executed by Seller and referencing the TeamGlobal Common Stock to be sold to Buyer at the Closing by Seller;

(iii) evidence of payment by the Seller of all Transaction Expenses (if any), including true and correct copies of all invoices with respect to the Transaction Expenses (if any);

(iv) an IRS Form W-9 completed by Seller;

(v) suitable documentation evidencing that control of all bank accounts set forth on Section 2.03(a)(v) of the Seller Disclosure Schedules will be turned over to Buyer effective as of the Closing;

(vi) evidence reasonably satisfactory to the Buyer of the release of any Liens on the TeamGlobal Common Stock and TeamGlobal assets maintained by U.S. Bank, N.A. and its Affiliates, and release of all obligations and Liabilities under that certain Note Purchase Agreement dated as of March 12, 2019, as amended, between Novume Solutions, Inc., the Guarantors (as defined in the Note Purchase Agreement, U.S. Bank N.A., and Cedarview Capital Management, L.P.) and any related ancillary agreements;

(vii) written resignations of each TeamGlobal director other than Scott Kostelecky and Gene Rhoades, effective as of the Closing Date; and

(viii) the Stock Pledge Agreement signed by the Seller;

(ix) such other documents as Buyer may reasonably request for the purpose of evidencing the accuracy of any of Seller’s representations and warranties or otherwise facilitating the consummation or performance of any of the Transactions.

(b) At the Closing:

(i) Buyer and TeamGlobal shall deliver to Seller the Cash Purchase Price;

(ii) TeamGlobal shall deliver to Seller the Note;

(iii) Buyer shall deliver to Seller the Stock Pledge Agreement;

(iv) Buyer shall deliver to Seller a certificate of the Secretary of Buyer, dated as of the Closing Date, in form and substance satisfactory to Seller: (A) attaching and certifying copies of any resolutions of the Buyer Managers relating to this Agreement, the other Transaction Documents and the Transactions; (B) certifying the name, title and true signature of each officer of Buyer executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby; and

(v) Buyer and TeamGlobal shall deliver such other documents as Seller may reasonably request for the purpose of evidencing the accuracy of any of Buyer’s representations and warranties or otherwise facilitating the consummation or performance of any of the Transactions.

Section 2.04 Additional Closing Events.

 At the Closing, Buyer, TeamGlobal and Seller shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered), any and all certificates, Financial Statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the Transactions.

  ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to the consummation of the Transactions, Seller represents and warrants to Buyer, as modified by the schedules of exceptions to the representations of Seller annexed hereto (the “Seller Disclosure Schedules”) as follows:

Section 3.01 Organization and Qualification.

(a)            TeamGlobal is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas and has the power and is duly authorized under all applicable Laws, to carry on its business in all material respects as it is now being conducted. TeamGlobal is qualified to do business in the states where the character of the properties and assets occupied, owned, leased or operated by TeamGlobal or the nature of its business requires such qualification, except where any failure to be so qualified would not individually or in the aggregate be material to TeamGlobal. To the Knowledge of Seller, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of TeamGlobal within such jurisdiction. TeamGlobal does not have any subsidiaries and does not own Equity Securities of any other Person.

(b) The Articles of Incorporation, bylaws and other corporate documents and agreements of TeamGlobal (the “TeamGlobal Charter Documents”) are set forth in Section 3.01(b) of the Seller Disclosure Schedules. Seller and TeamGlobal have taken all actions required by Law, the TeamGlobal Charter Documents, or otherwise to authorize the execution and delivery of this Agreement.

(c) Seller is duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the power and is duly authorized under all applicable Laws, to carry on its business in all material respects as it is now being conducted.

Section 3.02 Power and Authority.

 Seller and TeamGlobal have all requisite power and authority to execute, deliver and perform their obligations under this Agreement and the Transaction Documents, and to consummate Transactions.

Section 3.03 Authorization of Agreement; Etc.

 The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and TeamGlobal, and the consummation of Transactions, have been duly authorized and all necessary corporate action of Seller and TeamGlobal. This Agreement has been duly executed and delivered on behalf of Seller and TeamGlobal. This Agreement constitutes a valid and binding obligation of Seller and TeamGlobal enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 No Conflict.

 The execution of this Agreement and the Transaction Documents, and the consummation of the Transactions (i) will not violate any provision of the TeamGlobal Charter Documents or the Seller Charter Documents, (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, material Contract, or other material agreement, or instrument to which TeamGlobal or Seller is a party or to which any of its assets, properties or operations are subject, (iii) violate any provision of Law, statute, rule, regulation, Governmental Authority order, or executive order to which TeamGlobal or Seller is subject, (iv) violate any judgment, order, writ or decree of any court applicable to TeamGlobal or Seller, or (v) result in the creation of any Liens or Indebtedness (other than that explicitly provided for in this Agreement), except in the case of clauses (ii), (iii) and (iv) of this sentence for breaches or violations that would not individually or in the aggregate be reasonably expected to materially and adversely affect the business or financial results of either TeamGlobal or Seller.

Section 3.05 Capitalization.

(a) The authorized shares of capital stock of TeamGlobal consist of 1,000,000 shares of common stock, $0.10 par value per share.

(b) The Capitalization Table is true, correct and complete.

(c) The only shares of TeamGlobal Common Stock issued and outstanding are those owned by Seller, in the amounts set forth on the Capitalization Table. None of the outstanding shares of TeamGlobal Common Stock were issued in violation of the preemptive or other rights of any shareholder or other Person. All of the shares of TeamGlobal Common Stock owned by Seller have been offered, sold and delivered by TeamGlobal in compliance with all applicable federal and state securities Laws or an exemption thereto.

(d) Other than as set forth on the Capitalization Table, there are no outstanding or authorized Derivatives, and TeamGlobal does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of TeamGlobal Common Stock or to which such shares are subject.

(e) The issued and outstanding shares of TeamGlobal Common Stock are duly authorized, validly issued, fully paid, non-assessable, and owned beneficially by the Seller, free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents, the TeamGlobal Charter Documents and under applicable Laws. Upon consummation of the Transactions contemplated by this Agreement, Buyer shall own all of the shares of TeamGlobal Common Stock, free and clear of all Liens.

Section 3.06 Tax Status.

(b) For the period from October 1, 2017 to the date hereof TeamGlobal (or the Seller on TeamGlobal’s behalf) has made or filed all federal and state Income Tax Returns, reports and declarations required by any jurisdiction to which it is subject (unless, and only to the extent, TeamGlobal has set aside on its books, provisions reasonably adequate for the payment of all such unpaid and unreported taxes) with respect to any Tax, including but not limited to Income Tax (the “Tax Return” or “Tax Returns”). Such Tax Returns are, or will be, true, complete, and correct in all respects. TeamGlobal (or Seller) has paid all Income Taxes that are shown or determined to be due on such Tax Returns, except those being contested in good faith. To the Knowledge of Seller, there are no unpaid Income Taxes claimed to be due or may be due by TeamGlobal by the taxing authority of any jurisdiction. To the Knowledge of Seller, there are no unpaid Taxes (other than Income Taxes) in any material amount claimed to be due by TeamGlobal by the taxing authority of any jurisdiction.

(c) To the Knowledge of Seller, no extensions or waivers of statutes of limitations have been given or requested with respect to any TeamGlobal Income Taxes. All Income Tax deficiencies asserted, or assessments made, against TeamGlobal as a result of any examinations by any taxing authority have been fully paid. TeamGlobal is not a party to any Action by any taxing authority. To the Knowledge of Seller, there are no pending or threatened Actions by any taxing authority. Seller has delivered to Buyer copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, TeamGlobal for all Income Tax periods ending after October 1, 2017. To the Knowledge of Seller, there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of TeamGlobal.

(d) Except for TeamGlobal’s participation as a member of the Rekor Systems, Inc. Tax group, TeamGlobal has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. To the Knowledge of Seller, TeamGlobal has no Liability for Taxes of any Person (other than TeamGlobal) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

Section 3.07 Brokers.

 Except as disclosed in Section 3.07 of the Seller Disclosure Schedules, neither Seller nor TeamGlobal has retained any broker or finder in connection with any of the Transactions, and has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 3.08 Financial Statements, No Undisclosed Liabilities.

(a)            Financial Statements. TeamGlobal’s unaudited financial statements for fiscal years 2018 and 2019, and the unaudited balance sheet of TeamGlobal for the period ended on May 31, 2020 (collectively, the “Financial Statements”), copies of all of which have been provided to Buyer and TeamGlobal, are true, correct, and complete in all material respects and have been prepared from the books, records and accounts of TeamGlobal consistently applied and fairly present in all material respects the financial position of TeamGlobal as of the date of the statements and the results of TeamGlobal’s operations for the periods covered by the statements. TeamGlobal Financial Statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). There has been no material adverse change in TeamGlobal’s financial condition since May 31, 2020. The balance sheet for the period ending May 31, 2020 is referred to in this Agreement as the “Balance Sheet.” Section 3.08(a) of the Seller Disclosure Schedules contains a copy of the Balance Sheet.

(b) No Undisclosed Liabilities. To the Knowledge of Seller, TeamGlobal does not have any Liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, except for Liabilities (i) set forth on Section 3.08(b) of the Seller Disclosure Schedule, (ii) reflected on the Balance Sheet, (iii) incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount, or (iv) which are expressly disclosed on any other section of the Seller Disclosure Schedule or this Agreement. To the Knowledge of Seller, all the assets of TeamGlobal are free and clear of any Liens placed thereon by Seller or caused to be placed thereon by Seller, except for any Liens related to Indebtedness listed on Section 3.09 of the Seller Disclosure Schedule.

Section 3.09 Existing Indebtedness.

 Except as described therein, and except with respect to Indebtedness from which TeamGlobal will be released on the Closing Date, Section 3.09 of the Seller Disclosure Schedule sets forth a complete and correct list of all outstanding Indebtedness of TeamGlobal as of the Closing Date, specifying whether such Indebtedness is secured or unsecured. Except as set forth on Section 3.09 of the Seller Disclosure Schedule, as of the Closing Date, to the Knowledge of Seller, TeamGlobal is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any such Indebtedness, and no event or condition exists with respect to any such Indebtedness, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

Section 3.10 Absence of Certain Changes and Events.

Since December 31, 2019, to the Knowledge of Seller, TeamGlobal has conducted its business only in the ordinary course and there has not been any:

(a) change in the authorized or issued shares of TeamGlobal’s capital stock (including TeamGlobal Common Stock) or split, combination or reclassification of any shares of TeamGlobal Common Stock;

(b) grant of any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) shares of TeamGlobal Common Stock;

(c) issuance of any security convertible into such TeamGlobal Common Stock;

(d) grant of any purchase, redemption, or other acquisition of any shares of TeamGlobal Common Stock; or declaration or payment of any distribution or payment in respect of shares of TeamGlobal Common Stock;

(e) material change in the accounting methods used by TeamGlobal;

(f) imposition, by action of the Seller, of any Liens or other encumbrances upon any of TeamGlobal Common Stock; or

(g) action by Seller to make, change, or rescind any Tax election for TeamGlobal, amend any TeamGlobal Tax Return, or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of TeamGlobal in respect of any post-Closing Tax period.

Section 3.11 Disclaimer.

 BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 3 (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULES), ANY CERTIFICATE DELIVERED PURSUANT HERETO, OR ANY TRANSACTION DOCUMENT (I) SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF TEAMGLOBAL OR ITS ASSETS, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO TEAMGLOBAL OR ITS ASSETS, OR THE ABSENCE OF ANY DEFECTS IN THE ASSETS OF TEAMGLOBAL, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT TEAMGLOBAL AND ITS ASSETS AND LIABILITIES ARE BEING ACQUIRED THROUGH THE TRANSACTIONS “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF; (II) NONE OF SELLER NOR ANY OF ITS AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED EXCEPT AS PROVIDED IN THIS ARTICLE 3 AND AS OTHERWISE SET FORTH ELSEWHERE IN THIS AGREEMENT, AND ANY OTHER STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ANY BUYER REPRESENTATIVE BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY SELLER AFFILIATE) IS SUPERSEDED HEREBY; AND (III) SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OF THE FOREGOING REFERENCED IN SUB-CLAUSES (I) AND (II).

ARTICLE 4

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, solely with respect to the shares of TeamGlobal Common Stock tendered by Seller at Closing, as follows.

Section 4.01 Good Title.

 Seller is the record and beneficial owner, and has good title to the shares of TeamGlobal Common Stock set forth opposite its name on the Capitalization Table, with the right and authority to sell and deliver such shares of TeamGlobal Common Stock, free and clear of all Liens and claims, accounts (whether payable or receivable), charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (collectively, “Liens”) other than restrictions on transfer provided for in the Transaction Documents, the TeamGlobal Charter Documents and under applicable Laws and other than Liens to be released prior to Closing.  None of the shares of TeamGlobal Common Stock held by Seller is subject to pre-emptive or similar rights, either pursuant to any TeamGlobal Charter Documents, requirement of Law or any Contract, and Seller does not have any pre-emptive rights or similar rights to purchase or receive any TeamGlobal Common Stock or other interests in TeamGlobal. Seller has the power and authority to transfer the shares of TeamGlobal Common Stock set forth opposite its name on the Capitalization Table to Buyer and TeamGlobal as contemplated pursuant to the terms of this Agreement and upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering Buyer and TeamGlobal or their designees as the new owners of such shares of TeamGlobal Common Stock in the records maintained by TeamGlobal listing the names of shareholders and their respective ownership of shares of TeamGlobal Common Stock. Buyer and TeamGlobal or their designees will receive good title to such shares of TeamGlobal Common Stock, free and clear of all Liens other than Liens provided for in the Transaction Documents, the TeamGlobal Charter Documents, the Financial Statements of TeamGlobal provided to Buyer and TeamGlobal and under applicable Laws.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to, and to obtain the reliance of Seller, Buyer represents and warrants to Seller as follows:

Section 5.00 Organization.

 Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Texas and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement and the Transaction Documents does not, and the consummation of Transactions will not, violate any provision of Buyer’s articles of organization or operating agreement. Buyer has taken all action required by Law, its articles of organization or operating agreement, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the Transactions.

Section 5.01 Power and Authority.

 Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents and to consummate the Transactions.

Section 5.02 Authorization of Agreement; Etc.

  This Agreement has been duly executed and delivered on behalf of Buyer. This Agreement constitutes, and when executed the Transaction Documents will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.03 No Conflict.

 The execution of this Agreement and the Transaction Documents and the consummation of the Transactions: (i) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Buyer is a party or to which any of its assets, properties or operations are subject; (ii) violate any Law to which Buyer is subject; or (iii) violate any judgment, order, writ or decree of any court applicable to Buyer.

Section 5.04 Sufficiency of Funds.

 Buyer shall have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds on hand to enable Buyer to perform all of its respective obligations under the Transaction Documents, including the payment of the Purchase Price.

Section 5.05 No Brokers.

 Buyer has not retained any broker or finder in connection with any of the Transactions, and Buyer has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

ARTICLE 6

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.01 Public Announcements.

 Except as required by applicable Law or as set forth in herein, the Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or Transactions.

Section 6.02 Notices of Certain Events.

 In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c) any Actions commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.03 Consents of Third Parties.

 Each of the Parties will give any notices to third parties, and will use its commercially-reasonable efforts to obtain any third-party consents, that the other Parties reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any Governmental Authorizations in connection with the Transactions.

Section 6.04 Non-Competition; Non-Solicitation; Non-Disparagement.

(a)            For a period of five (5) years following the Closing, Seller shall not, and shall cause any Affiliate not to, directly or indirectly through any Person or contractual arrangement:

(i) engage in Competing Business or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, exert any influence upon, participate in, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder or consultant with, any Person engaged in a Competing Business; or

(ii) approach with respect to or seek Competing Business from any Customer (as hereinafter defined), refer Competing Business from any Customer to any Person or be paid commissions based on sales received from any Customer by any Person where such business or sale relates to Competing Business. For purposes of this clause (a)(ii), the term “Customer” means any Person to which TeamGlobal provided products or services during the thirty-six-month period prior to Closing; provided, that the foregoing shall not prohibit any referral of business by Seller to Buyer.

(b) For a period of two (2) years following the Closing, neither Seller nor Buyer shall, nor shall Seller or Buyer cause or permit any Affiliate to:

(i) directly or indirectly through any Person or contractual arrangement, disparage the other Party, TeamGlobal or any of their respective Affiliates in any way that could adversely affect any of their goodwill, reputation or business relationships with the public generally, or with any of their customers, suppliers or employees; or

(ii) solicit, recruit or hire any Person who is or during the thirty-six-month period prior to Closing was an officer, director or employee of the other Party, provided, that the foregoing shall not prohibit (A) a general solicitation to the public by general advertising or similar methods of solicitation by search firms not specifically directed at officers, directors or employees of the other Party and (B) any Party from soliciting, recruiting or hiring any officer, director or employee of the other Party six or more months following the cessation of employment of such Person by the other Party or any of its Affiliates following the Closing.

For greater certainty, in this Section 6.04, TeamGlobal shall not be considered an Affiliate of Seller.

(c) The Parties acknowledge and agree that compliance with the covenants set forth in this Section 6.04 is necessary to protect the value of the ongoing business and assets (including the goodwill) and other proprietary interests of their businesses. Each Party further acknowledges and agrees that any breach by it of any applicable provision of this Section 6.04 will result in irreparable and continuing injury to the other Party for which there will be no adequate remedy at Law. Each Party acknowledges and agrees that in the event of such a breach, in addition to all other remedies available at Law, the other Party shall be entitled to equitable relief, including interim relief (in the form of a temporary restraining order) or injunctive relief, to have such other covenant(s) specifically enforced by any court having equity jurisdiction, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages or relief as may be appropriate. Each Party has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.04 are reasonable and proper to protect the legitimate interests of the other Party.

(d) It is the intention of the Parties that the scope and effect of the covenants contained in this Section 6.04 shall be as broad in time and geography, and in all other respects, as is permitted pursuant to applicable Law. The provisions of this Section 6.04 are severable and independent and shall be interpreted and applied consistently with the requirements of reasonableness and equity. If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.04 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Parties that are reasonable in light of the circumstances and as are necessary to assure to the Parties the benefits of this Agreement.

(e) Each Party agrees that if it breaches or violates the covenants set forth in this Section 6.04, such breach or violation will result in significant damage to the other Party, including the loss of a significant portion of the benefit that the other Party would otherwise receive hereunder. Each Party further agrees that it is and would be inherently difficult or impossible to ascertain the amount of damages caused by such a breach or violation. Therefore, notwithstanding any other provisions of this Agreement, each Party agrees, as liquidated damages and not as a penalty, and without any need of the other Party to otherwise prove or disprove the amount of damages, to pay to the other Party an amount equal to 10% (ten percent) of the Purchase Price, or, in the alternative, such maximum lesser amount permitted by Law, in the event a Party violates the covenants set forth in this Section 6.04. The Parties agree this is fair because of the difficulty in calculating with accuracy the damages suffered by a Party in the event the other Party violates its obligations as set forth in this Section 6.04 and further agrees that the liquidated damages amount is a fair estimate of such damages. The provisions of this Section 6.04 shall be supplemental to, and shall in no way limit, non-monetary remedies that may be available to a Party, including the right of a Party to seek specific performance or injunctive relief in the event of a breach by the other Party of its obligations as set forth in this Section 6.04.

(f) Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates (for the avoidance of doubt, other than TeamGlobal) to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning TeamGlobal, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed pursuant to legal obligations or stock exchange rules. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial, investigative, or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing, to the extent commercially and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to assist Buyer in obtaining an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.05 Further Assurances.

 Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions. To the extent Seller fails to deliver an item required to be delivered by it at Closing under Section 2.03, no action of Buyer, including the execution of this Agreement, will be a waiver of such obligation or any Buyer remedies. Seller shall deliver such items promptly after Closing.

Section 6.06 Tax Returns for Pre-Closing Tax Periods.

 Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by TeamGlobal after the Closing Date with respect to a Pre-Closing Tax Period. Seller shall pay all Taxes that are shown or determined to be due on such Tax Returns for Pre-Closing Tax Periods.

Section 6.07 Continuing Indemnification.

(a)            Buyer and Seller agree that all rights to indemnification, advancement of expenses, and exculpation by TeamGlobal now existing in favor of each Person who is now, or has been at any time prior to the date hereof an officer or director of TeamGlobal or any of its subsidiaries (each an “Indemnified D&O Party”) as provided in the Bylaws of TeamGlobal, as in effect on the Closing Date, or pursuant to any other Contracts in effect on the date hereof, shall survive the Transactions and shall remain in full force and effect in accordance with their terms.

(b) For a period of six (6) years from the Effective Time, the Buyer and TeamGlobal (the “Indemnifying D&O Parties”) shall indemnify, defend and hold harmless each Indemnified D&O Party (in all their capacities) against all losses, claims, damages, liabilities, fees, expenses, judgments and fines incurred in connection with any claim, suit, action or proceeding, whether civil, criminal, administrative, or investigative (each a “Claim”) and shall provide advancement of expenses (including reasonable attorneys’ fees) to each Indemnified D&O Party to the same extent such Indemnified D&O Party has the right to advancement of reasonable and documented expenses pursuant to the TeamGlobal Charter Documents as in effect on the date of this Agreement and to the extent that such Indemnified D&O Party does not have such a right to advancement of expenses, the Indemnifying D&O Parties shall promptly reimburse each Indemnified D&O Party for any legal or other expenses reasonably incurred by such Indemnified D&O Party in connection with investigating or defending any such Claim as such expenses are incurred, subject to the receipt of an undertaking by such Indemnified D&O Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified D&O Party is not entitled to be indemnified under applicable Law.

(c) The obligations of Seller and TeamGlobal under this Section 6.07 shall survive the Transactions and shall not be terminated or modified in such a manner as to adversely affect any Indemnified D&O Party to whom this Section 6.07 applies without the consent of such affected Indemnified D&O Party (it being expressly agreed that the Indemnified D&O Parties to whom this Section 6.07 applies shall be third party beneficiaries of this Section 6.07, each of whom may enforce the provisions of this Section 6.07).

(d) In the event Buyer, TeamGlobal or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or TeamGlobal, as the case may be, shall assume all of the obligations set forth in this Section 6.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified D&O Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to TeamGlobal or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not in lieu of or in substitution for, any such claims under any such policies.

  ARTICLE 7

SURVIVAL; INDEMNIFICATION

Section 7.01 Survival.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing Date and shall remain in full force and effect as follows: (i) the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04(i), (iii) and (v), Section 3.05, Section 4.01, Section 5.01, Section 5.02 and Section 5.03 (collectively, the “Fundamental Representations”) shall survive until the date that is twenty four (24) months after the Closing Date; (ii) any claim based on fraud or intentional misrepresentation, shall survive indefinitely; (iii) the representations and warranties set forth in Section 3.06 (the “Tax Representation”) shall survive the Closing Date until sixty (60) days following the expiration of the applicable statute of limitations; and (iv) all other representations and warranties contained herein shall survive until the date that is eighteen (18) months after the Closing Date.

(b) The covenants or agreements required to be performed following Closing shall each survive until the later of (i) the thirtieth (30th) day following the expiration of the applicable statute of limitations (giving effect to the waiver, mitigation, or extension thereof) or, (ii) until fully performed in accordance with their terms (unless a shorter period is prescribed with respect to such covenant or agreement).

(c) Any claim arising out of or in connection with this Agreement must be brought, if at all, within the applicable survival period for the applicable representation, warranty or covenant with respect to which the claim is raised, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released. Notwithstanding the other provisions of this Section 7.01, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant, or agreement, and such claims shall survive until finally resolved.

Section 7.02 Indemnification by Seller.

  Subject to the provisions of this ARTICLE 7, Seller hereby covenants and agrees with Buyer that Seller shall indemnify Buyer, its owners, officers and employees, and post-Closing, TeamGlobal, and each of their respective Representatives, successors and assigns (individually, a “Buyer Indemnified Party”), and hold them harmless from, against and in respect of any and all Losses incurred or sustained by, or imposed upon any Buyer Indemnified Party resulting from or related to, arising out of, or based upon: (i) any inaccuracy or breach of any representation or warranty of Seller in this Agreement or in any instrument or certificate delivered by or on behalf of Seller pursuant to this Agreement; (ii) the non-fulfillment or breach of any agreement, covenant or obligation by Seller made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith); (iii) Income Taxes of TeamGlobal for any taxable period beginning on or after October 1, 2017 and ending on or before the Closing Date; (iv) Transaction Expenses (if any) not paid prior to Closing; or (v) fraud or intentional misrepresentations of Seller. For the avoidance of doubt, after the Closing, Seller shall not have any obligations to indemnify or reimburse Buyer or TeamGlobal for any assessment against TeamGlobal or Buyer relating to any payroll Taxes.

Section 7.03 Indemnification by Buyer.

 Subject to the provisions of this ARTICLE 7, Buyer hereby covenants and agrees that Buyer shall indemnify Seller and Seller’s directors, officers, employees and Affiliates, and each of their respective Representatives, successors and assigns (individually a “Seller Indemnified Party”) and hold them harmless from, against and in respect of any and all Losses incurred or sustained by, or imposed upon any Seller Indemnified Party resulting from or related to, arising out of, or based upon: (i) any inaccuracy or breach of any representation or warranty of Buyer in this Agreement or in any instrument or instrument or certificate delivered by or on behalf of Seller pursuant to this Agreement; (ii) the non-fulfillment or breach of any agreement, covenant or obligation by Buyer made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith); or (iii) fraud or intentional misrepresentation of Buyer.

Section 7.04 Indemnification Procedures.

  The Party making a claim under this ARTICLE 7 is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this ARTICLE 7 is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. Before the Indemnifying Party may assume the defense of any Third-Party Claim, it must acknowledge in a writing directed to the Indemnified Party its obligation to indemnify the Indemnified Party from any Losses that result from the Third-Party Claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (such Action not resulting from a Third-Party Claim, a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.05 Cooperation.

 Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 7.06 Payments.

 Subject to the terms and conditions herein, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE 7 or otherwise pursuant to this Agreement, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

Section 7.07 Certain Limitations.

 The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) The Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 7.02(i) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(i) exceeds $50,000 (the “Basket”), in which event Seller shall be liable for any amount of Losses in excess of the Basket.

(b) Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 7.03(i) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(i) exceeds the Basket, in which event Buyer shall be liable for any amount of Losses in excess of the Basket.

(c) The Parties acknowledge and agree that the maximum liability of Seller, on the one hand, and Buyer, on the other hand, for indemnification under Section 7.02(i) or Section 7.03(i), as applicable, shall be the sum of $370,000 (the “Cap”), and neither Seller, on the one hand, or Buyer, on the other hand, shall have any liability to the other for claims hereunder in excess of the Cap, provided that any liability for Losses incurred and arising from or related to a breach of the Fundamental Representations, or pursuant to Section 7.02(ii), Section 7.02(iii), Section 7.02(iv), Section 7.02(v), Section 7.03(ii) or Section 7.03(iii), shall not be subject to the Cap. The Cap shall be calculated without taking into account Losses due to breaches of the Fundamental Representations or other provisions of this Agreement not subject to the Cap.

(d) Seller shall not be liable under this ARTICLE 7 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller if Buyer, Scott Kostelecky or Gene Rhoades had knowledge of such inaccuracy or breach prior to the Closing.

(e) All Liabilities and obligations of one Party to the other Party that may arise under ARTICLE 7, if any, will be satisfied by tender of cash, via wire transfer, pursuant to wire instructions provided to Buyer or to Seller, as the case may be.

Section 7.08  Tax Treatment of Indemnification Payments.

 All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the consideration paid hereunder unless otherwise required by applicable Law.

Section 7.09 Exclusive Remedy.

Section 7.10

 In the event that the Closing occurs, the indemnification provisions contained in this ARTICLE 7 shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement, except (i) with respect to any equitable remedy to which such Party may be entitled with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date (including, but by no means limited to, specific performance), (ii) remedies provided in the other Transaction Documents; (iii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions.

  ARTICLE 8

MISCELLANEOUS

Section 8.01 Notices.

 Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by overnight courier or registered mail or certified mail, postage prepaid, or electronic mail with a follow up copy by overnight courier, addressed as follows:

If to Buyer:

Talent Teams LLC
Attn: Scott Kostelecky
4000 Sandshell Drive
Fort Worth, TX 76137
Email: skostele@teamglobal.com

with a copy, which shall not constitute notice, to:

Decker Jones, P.C.
Attn: Charles B. Milliken
801 Cherry St. Unit #46
Burnett Plaza, Ste. 2000
Fort Worth, TX 76102
Email: cmilliken@deckerjones.com

If to Seller:

Rekor Systems, Inc.
Attn: Eyal Hen
7172 Columbia Gateway Drive, Suite 400
Columbia, MD 21046
E-mail: eyal@rekorsystems.com and cathy@rekorsystems.com

with a copy, which shall not constitute notice, to:

Crowell & Moring LLP
Attn: Lex Eley
1001 Pennsylvania Avenue NW
Washington, DC 20004-2595
Email: leley@crowell.com

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given: (i) upon receipt, if personally delivered or sent by electronic mail; (ii) on the day after dispatch, if sent by overnight courier; and (iii) three (3) days after mailing, if sent by registered or certified mail.

Section 8.02 Dispute Resolution.

(a)            If there is any dispute or controversy relating to this Agreement or any of the Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with the applicable provisions of Section 7.04 and this ARTICLE 8.

Section 8.03 Governing Law.

 This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Maryland, without giving effect to principles of conflicts of Law thereunder. The venue for all matters arising hereunder shall be exclusively in the Federal or State courts of the State of Maryland (the “Selected Courts”), and each of the Parties irrevocably consents and agrees that any legal or equitable Action arising under or in connection with this Agreement shall be brought exclusively in the Selected Courts. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such Action, generally and unconditionally, the jurisdiction of the Selected Courts and choice of law above, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction or choice of law.

Section 8.04 Waiver of Jury Trial.

 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.04.

Section 8.05 Attorneys’ Fees.

 In the event that any Party institutes any Action to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.06 Confidentiality.

 Subject to Section 8.07, each of the Parties shall hold, and shall cause its Representatives to hold, in confidence all non-public documents and information furnished to it by or on behalf of any other Party in connection with the Transactions until the Closing Date, at which time the obligations of the Parties under this Section 8.06 shall terminate only in respect of that portion of such confidential information exclusively relating to TeamGlobal and its business.

Section 8.07 Public Announcements and Filings.

 Other than as set forth in Section 6.01, unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and Representatives in connection with Transactions) or file any document, relating to this Agreement and Transactions, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party prior to the release thereof.

Section 8.08 Schedules; Knowledge.

 Buyer and, after Closing, TeamGlobal are presumed to have full knowledge of all information set forth in the Seller Disclosure Schedules.

Section 8.09 Third-Party Beneficiaries.

 This contract is strictly between the Parties and, except as specifically provided, no director, officer, stockholder (other than Seller), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 8.10 Expenses.

 Other than as specifically set forth herein, whether or not the Transactions are consummated, Buyer, on the one hand, and Seller and TeamGlobal, on the other hand, will each bear their own respective expenses incurred prior to Closing, without limitation the fees and expenses of their legal, accounting and financial advisors, incurred in connection with the Transactions.

Section 8.11 Entire Agreement.

 This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 8.12 Amendment or Waiver.

 Other than as specifically set forth herein, every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at Law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended only by a writing signed by all Parties hereto.

Section 8.13 Commercially Reasonable Efforts.

 Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that Transactions shall be consummated as soon as practicable. Each Party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 8.14 Successors and Assigns.

  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties. No attempted transfer or assignment in violation of this Section 8.14 shall be valid, enforceable or binding.

Section 8.15 Counterparts.

 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Closing Date.

Talent Teams LLC

By:_/s/_ Scott Kostelecky __________
Name:                      Scott Kostelecky
Title: Member

Talent Teams LLC

By:_/s/_ Gene Rhoades _____________
Name:                      Gene Rhoades
Title:                      Member

Rekor Systems, Inc.

By:_/s/_ Robert Berman______________
Name:                       Robert Berman
Title:                      Chief Executive Officer

Global Technical Services, Inc.

By:_/s/_ Scott Kostelecky______________
Name:                       Scott Kostelecky
Title:                      President

  [Signature Page to TeamGlobal – Talent Teams Stock Purchase Agreement]